ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Announces Proposed Shelf Registration Statements

San Antonio (June 30, 2016) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today announced that it filed a universal shelf Registration Statement on Form S-3 and an acquisition shelf Registration Statement on Form S-4 with the Securities and Exchange Commission. The Company has no immediate plans to raise capital under the universal shelf on Form S-3 or to utilize the shelf Form S-4 for an acquisition transaction.

Once declared effective by the Securities and Exchange Commission, the universal shelf on Form S-3 will permit Abraxas to sell, in one or more public offerings, shares of common stock, preferred stock or debt securities, or any combination of such securities, for proceeds in an aggregate amount of up to $200 million.
The acquisition shelf registration statement on Form S-4 will, once declared effective by the Securities and Exchange Commission, enable Abraxas to issue up to 25 million shares of common stock in one or more acquisition transactions that the Company may make from time to time. These transactions may include the acquisition of assets, businesses or securities, whether by purchase, merger or any other form of business combination.
Bob Watson, President and CEO of Abraxas commented, "We are filing S-3 and S-4 Registration Statements in the normal course of business. Abraxas does not have any current plans to raise capital or utilize stock for an acquisition. These registrations must be updated every three years and Abraxas last filed the Company’s Registration Statement in June 2013.”
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675